As filed with the Securities and Exchange Commission on May 16, 1997
                                                     Registration No. 333-26483

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              SYMBOLLON CORPORATION
             (Exact name of registrant as specified in its charter)
                                -----------------

             Delaware                                 36-3463683
  (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                 Identification No.)
                                -----------------

                              122 Boston Post Road
                                Sudbury, MA 01776
                                 (508) 443-0165
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------

                                Paul C. Desjourdy
              Executive Vice President and Chief Financial Officer
                              Symbollon Corporation
                              122 Boston Post Road
                                Sudbury, MA 01776
                                 (508) 443-0165
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------

                                With a copy to:

                           Irwin M. Rosenthal, Esq.
                     Rubin Baum Levin Constant & Friedman
                             30 Rockefeller Plaza
                              New York, NY 10112
                                (212) 698-7700
                               -----------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier registration statement for the same offering. [ ]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED           PROPOSED
                                                                         MAXIMUM            MAXIMUM
                                                      AMOUNT TO BE   OFFERING PRICE        AGGREGATE        AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED      PER UNIT(1)     OFFERING PRICE(1) REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.001 per share.....      444,444        $   1.88        $835,554.72          $ 253.20
==========================================================================================================================

--------------
(1) The price of $1.88 per share, which was the average of the high and low sales price of the Class A Common Stock on the Nasdaq SmallCap Market on May 1, 1997, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                     SUBJECT TO COMPLETION, DATED MAY , 1997

                              SYMBOLLON CORPORATION

                     444,444 SHARES OF CLASS A COMMON STOCK

  This  Prospectus  relates to 444,444  shares (the  "Shares") of Class A Common
Stock,  par  value  $.001  per  share  ("Class  A Common  Stock")  of  Symbollon
Corporation (the "Company" or "Symbollon") which may be offered for sale from time to time (the "Offering") by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders and Plan of Distribution."

  The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and any commission received by them and any profit on the resale of the Shares and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, could have an adverse effect on the market price of the Class A Common Stock. There can be no assurance that Selling Stockholders will be able to sell some or all of the Shares listed for sale herein.

  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders or by transferees, commencing on the date of this Prospectus. The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

  The Class A Common Stock is listed on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market ("Nasdaq"), under the symbol "SYMBA".

       AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 7 HEREOF.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS __________, 1997

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission located at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission. The Common Stock is listed on Nasdaq. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

   This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act (together with all amendments, schedules and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

   The Company intends to furnish its security holders with annual reports containing audited financial statements and such interim unaudited reports as it deems appropriate.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents filed with the Commission by the Company (File No. 0-22872) are hereby incorporated by reference into this Prospectus:

   (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, including information from the Company's Proxy Statement incorporated therein.

   (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997.

   All documents  filed by the Company with the  Commission  pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such document.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including the notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the two immediately preceding sentences.

   The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request from such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Paul C. Desjourdy, Symbollon Corporation, 122 Boston Post Road, Sudbury, Massachusetts 01776, telephone number (508) 443-0165.


                               PROSPECTUS SUMMARY

 THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF ANY OTHER OUTSTANDING WARRANTS OR OPTIONS. CERTAIN STATEMENTS IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS,
PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: DELAYS IN PRODUCT DEVELOPMENT; PROBLEMS OR DELAYS WITH CLINICAL TRIALS; FAILURE TO RECEIVE OR DELAYS IN RECEIVING REGULATORY APPROVAL; LACK OF ENFORCEABILITY OF PATENTS AND PROPRIETARY RIGHTS; LACK OF REIMBURSEMENT; GENERAL ECONOMIC AND BUSINESS
CONDITIONS; INDUSTRY CAPACITY; INDUSTRY TRENDS; DEMOGRAPHIC CHANGES; COMPETITION; MATERIAL COSTS AND AVAILABILITY; THE LOSS OF ANY SIGNIFICANT CUSTOMERS; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; QUALITY OF MANAGEMENT; AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; BUSINESS ABILITIES AND JUDGMENT OF PERSONNEL; AVAILABILITY OF QUALIFIED PERSONNEL; CHANGES IN, OR THE FAILURE TO COMPLY WITH, GOVERNMENT REGULATIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS.

                                  THE COMPANY

 The Company is a  development  stage  company  engaged in the  development  and commercialization of innovative and cost-effective medical and agricultural products for various applications. The Company's current and proposed products are derived from its proprietary platform iodine technologies. The Company's strategy is to apply its platform technologies to the development of multiple products that address unmet therapeutic needs or offer improved, cost-effective alternatives to current products. Products currently under development focus on a treatment for stomach ulcers and the treatment of various dermatological diseases. Additional development efforts regarding the Company's technologies for use in medical instrument sterilization and hemodialysis membrane disinfection were conducted during 1996 at various universities and other third party laboratories through grants from the Small Business Innovation Research ("SBIR") program. The Company's proposed products are in various stages of preclinical development.

         The Company has developed proprietary iodine technologies that the Company believes address many of the issues associated with the use of iodine. The technologies control the equilibrium ratio of molecular iodine (I2), which is lethal to microorganisms, to other inactive species of iodine in solution.
The Company believes that this will enable it to produce iodine-based applications having advantages over currently available iodine-based products. By increasing the equilibrium ratio of molecular iodine to other iodine species in solution, the Company's current and proposed products will have greater killing power per unit of total iodine. The Company believes that this feature will enable its current and proposed products to utilize less iodine and therefore minimize or eliminate some of the negative characteristics associated with the use of iodine.

         In addition, unlike other iodine-based products, which are generally sold in solution, applications based on the Company's technologies may be sold in either solid form such as tablets or powders or in combinations of liquids, powders and gels.

         Overall, the Company believes that the major strengths of its patented technologies are the minimization of staining and color associated with iodine, broad spectrum of antimicrobial activity, rapidity of cidal activity, safe residues, no known resistance, and no environmental disposal concerns. The primary weaknesses of the Company's technologies are the inconvenience of a multi-part delivery system and the potential for staining and corrosivity.

         The Company focused a majority of its initial development efforts regarding its technologies on a bovine teat sanitizer, marketed as "IodoZyme(R)". The Company co-developed IodoZyme with West Agro, Inc. of Kansas City, MO ("West Agro"), a subsidiary of the Tetra Laval Group and a leading manufacturer and distributor of iodophor-based products for dairy use. In January 1995, the Company and West Agro signed a marketing and supply agreement covering IodoZyme, and the Company began shipping IodoZyme to West Agro in early 1995. Pursuant to this agreement, West Agro was granted the exclusive worldwide right to market, distribute, promote and sell IodoZyme. Under the agreement, the Company manufactures and supplies West Agro with IodoZyme in finished product form.


         Total product sales from IodoZyme for 1995 and 1996 were $122,981 and $117,906, respectively, and for the three months ended March 31, 1997 were none. Substantially all sales were in the United States. West Agro, through its foreign affiliates, has begun the registration process in several foreign markets, for which clearances must be received prior to sales in those foreign markets.

         The Company's current development efforts are focused on the following proposed products:

         Ulcer Treatment - In June 1995, the Company entered into an Evaluation and Option Agreement with Astra Merck Inc. ("Astra") to explore the possible use of the Company's technology against Helicobacter pylori for the treatment of stomach ulcers. Pursuant to that agreement, during 1996 the Company continued to evaluate formulations in animal studies paid for by Astra. The Company anticipates screening additional formulations over the course of 1997. Upon completion of the studies, Astra has six months to evaluate the Company's technology and, in Astra's discretion, to negotiate a development and commercialization agreement covering the technology for use as a treatment against Helicobacter pylori in the gastrointestinal tract. There can be no assurance that Astra will enter into a development and commercialization agreement with the Company.

         Dermatology - In May 1996, the Company signed a collaboration and license agreement with Oclassen Pharmaceuticals, Inc. ("Oclassen") for dermatological products based on Symbollon's proprietary iodine technologies. Pursuant to the agreement, the companies plan to co-develop products for the treatment of certain skin diseases, with initial development focused on products for acne, bacterial and fungal skin diseases. Under the terms of the agreement, Oclassen obtained exclusive marketing rights in the United States and Canada for dermatological products based on Symbollon's iodine technologies. Subject to continuation of the agreement, Oclassen will make a series of milestone payments to Symbollon, plus royalty payments on product sales. Oclassen is primarily responsible for product development and commercialization. Symbollon consults, for a fee, on the product development. During 1996, the parties worked together to evaluate suitable formulation candidates for application in the field. Symbollon anticipates that work under the arrangement will continue throughout 1997. There can be no assurance that Oclassen will continue this agreement, or that the Company will receive any milestone payments or royalties thereunder.

         The Company believes that its microbicide technologies have potential applications in the development of a variety of human healthcare and other products such as topical anti-infectives, oral care and hygiene products, an antimicrobial ophthalmic application, and iodine deficiency diseases, such as fibrocystic breast syndrome. Given the Company's limited resources, although certain preliminary research, development and regulatory activities may be undertaken by the Company in some of these potential product areas, the Company's ability to fund the development and commercialization of such applications will depend in large part on entering into product development and commercialization agreements with corporate partners. Neither the Company's success in entering into such corporate partnerships nor the development and commercialization of products by the Company can be assured.

         In 1989, the Company entered into an agreement with Biomedical Development Corporation located in San Antonio, Texas ("BDC") to cooperate in applying for and performing under SBIR grants based on the Company's technology. The Small Business Innovation Development Act of 1982 requires agencies of the Federal government engaged in research to set aside a specified percentage of their research budgets for grants ranging from approximately $50,000 to $75,000 for Phase I and up to $500,000 to $600,000 for Phase II.

         The Company is required to pay to BDC a royalty of 5% of net sales up to a maximum of the amount of the SBIR grant related to the product. To date, an aggregate of $1,475,000 in SBIR funding under eight different grants has been received by BDC for funding of various projects. Research is ongoing regarding medical instrument sterilization through a Phase II SBIR grant of $500,000 received in 1994 and hemodialysis membrane disinfection through a Phase II SBIR grant of $600,000 received in 1994 under the auspices of BDC.

        The Company's commercialization strategy is to seek joint venture, licensing or collaborative arrangements for the development, manufacturing, marketing and sale of its products.


                                  THE OFFERING

Securities offered.................  444,444 shares of Class A Common Stock by the Selling Stockholders. See "Description of Common Stock" and "Selling Stockholders and Plan of Distribution." (1)



   Voting Securities outstanding
     prior to the Offering.........  2,468,790 shares of Class A Common Stock(2)
                                     15,738 shares of Class B Common Stock (3)
                                     444,444 shares of Series A Preferred Stock

   Voting Securities outstanding
     subsequent to the Offering....  2,913,234 shares of Class A Common Stock(2)
                                     15,738 shares of Class B Common Stock


Risk Factors.......................  Investment in the securities offered hereby is speculative and involves a high degree of risk. See "Risk Factors."



NASDAQ SmallCap Market Symbol:
 Class A Common Stock..............  SYMBA
-----------
(1) The Selling Stockholders are required to convert 444,444 shares of Series A Preferred

     Stock, $.001 par value (the "Preferred Stock") into an equal number of shares of Class A Common Stock are being registered for resale hereunder prior to the effective date of the Registration Statement.
(2) Does not include any shares of Common Stock issuable upon the exercise of any currently outstanding options or warrants.
(3) The Class B Common Stock is entitled to five votes per share, whereas the the Class A Common Stock and Series A Preferred Stock are entitled to one vote per share.


                                  RISK FACTORS

   An investment in the securities offered hereby involves a high degree of risk. In addition to the other information in this Prospectus and the information incorporated herein by reference, the following risk factors should be considered carefully by potential purchasers in evaluating an investment in the securities offered hereby.

Development Stage Company; Early Stage of Product Development; No Assurance of Successful Product Development. The Company is in the development stage and has not conducted any significant operations to date or received any operating revenues, except for revenues from the sale of the Company's bovine teat sanitizer, marketed under the name IodoZyme(R), which the Company began shipping in early 1995, and license fees and contract revenues. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing costs, production, the competitive and regulatory environment in which the Company plans to operate, marketing problems and additional costs and expenses that may exceed current estimates. Products under development by the Company will require additional development and investment prior to obtaining regulatory approvals and commercialization. There can be no assurance that such products will be successfully developed, meet applicable regulatory standards, be capable of production in commercial quantities at reasonable costs or be successfully marketed.

Risks Associated With Uncertainies Of Clinical Trials. Most of the Company's proposed therapeutic products are required to obtain approval from the United States Food and Drug Administration ("FDA") prior to marketing such products in the United States and the approval of foreign regulatory authorities to commercialize such proposed products in other countries. To obtain such approvals, the Company is required to prove the safety and efficacy of its proposed products through extensive preclinical studies and clinical trials. The Company's proposed therapeutic products are in various stages of pre-clinical development. The completion of clinical trials regarding any of such proposed products is dependent upon many factors including the rate of patient enrollment and the heterogeneity of the patients and indications to be treated. Delays in patient enrollment, as well as the heterogeneity of patients and indications to be treated, may result in increased trial costs and delays in FDA submissions, which could have a material adverse effect on the Company.

   A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Therefore, any favorable results the Company may obtain in the future in preclinical studies and clinical trials of its proposed products may not be predictive of results that will ultimately be obtained in or throughout such preclinical studies and clinical trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its development efforts and any proposed clinical trials for its proposed products, that any clinical trial will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

No Assurance Of Regulatory Approvals; Potential Delays. The Company's proposed products will be subject to regulation by the FDA and comparable agencies in foreign countries. The regulatory approval process often takes a number of years and requires the expenditure of substantial funds. In the United States, the FDA enforces, where applicable, development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping and reporting requirements for new drugs, medical devices, biologics and cosmetics. In addition, there can be no assurance that government regulations applicable to the Company's products or the interpretation of those regulations will not change and thereby prevent the Company from marketing some or all of its products temporarily or permanently. There can be no assurance that any proposed products that may be developed by the Company will be able to satisfy the current requirements and regulations of the FDA or comparable foreign agencies. There can be no assurance that the Company's proposed products will ever obtain the regulatory clearance or approval required for marketing. Therapeutic products currently being developed utilizing the Company's iodine technologies will likely be regulated as new drugs products, each of which faces a substantially more burdensome regulatory approval process than that applicable to most medical devices.

   Whether or not FDA approval has been obtained, approval of a drug by comparable regulatory authorities in other countries must be obtained prior to marketing the product in those countries. The approval process varies by country and the time required may be longer or shorter than that required for FDA approval. Approval of a drug for sale in one country does not ensure approval in other countries. The results of Phase I or Phase II studies are not necessarily indicative of the efficacy or safety of a drug candidate for human therapeutic use. There can be no assurance that clinical testing will provide evidence of safety and efficacy in humans or that regulatory approvals will be granted for any of the Company's products. Manufacturers of therapeutic products are required to obtain FDA approval of their manufacturing facilities and processes, to adhere to applicable standards for manufacturing practices and to engage in extensive recordkeeping and reporting. Failures to obtain or delays in obtaining regulatory approvals would adversely affect the manufacturing and marketing of the Company's products, the Company's financial position and the Company's revenues or royalties. When and if approvals are granted, the Company, the approved drug, the manufacture of such drug and the facilities in which such drug is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to healthcare reform and product pricing, cannot be predicted.

    Teat sanitizers, although considered animal drugs by the FDA, do not currently require clearance by the FDA prior to marketing. The FDA, however, has recently issued draft voluntary guidelines governing teat dips and no assurance can be made that clearance by the FDA will not be required in the future. Required compliance with these guidelines or other FDA requirements, the probability of which cannot currently be ascertained by the Company, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on the Company's results of operations. The Federal Environmental Protection Agency ("EPA") has regulations covering many of the same areas for many of the Company's products and proposed products. In addition, the United States Department of Agriculture ("USDA") may regulate, on either a voluntary or mandatory basis, products which the Company may develop for sanitizing food or food contact surfaces. Comparable state and local agencies may have similar regulations.

Uncertain Market Acceptance of Proposed Products. The Company's future growth and profitability will depend, in large part, on the acceptance by the medical community of the Company's proposed products. This acceptance will be substantially dependent on educating the medical community as to the full capabilities, distinctive characteristics, perceived benefits and clinical efficacy of the Company's proposed products. There can be no assurance that the Company's efforts or those of others on its behalf will be successful or that any of the Company's proposed products will receive the necessary market acceptance. Failure of the Company's proposed products to gain market acceptance would have a material adverse effect on the Company.

Risk Of Not Obtaining Manufacturing Facility And Experienced Manufacturing Personnel And/Or Establishing Manufacturing Arrangements With Others. The Company intends to seek out contracts to obtain sufficient manufacturing capabilities to allow for production of its proposed therapeutic products in quantities sufficient to support its anticipated clinical needs. To be successful, however, the Company must be capable of manufacturing or contracting for the manufacture of its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. While the Company has manufacturing experience regarding IodoZyme, the Company has no experience in large scale commercial manufacturing of therapeutic products. The Company intends to enter into contractual arrangements to manufacture its proposed products at such time, if ever, that such products are successfully developed. There can be no assurance that the Company will be able to enter into any such arrangements on acceptable terms, or at all, or that any manufacturer will be able to meet any demand for such products on a timely basis. The Company's dependence on third parties for manufacturing may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. The Company may manufacture its proposed products directly at such time, if ever, that such products are successfully developed. The Company has no experience with the direct manufacture of these proposed products. The manufacture of these proposed products is complex and difficult, and will require the Company to attract and retain experienced manufacturing personnel and to obtain the use of a manufacturing facility in compliance with FDA and other regulatory requirements. There can be no assurance that experienced personnel can be attracted to or retained by the Company, or that the Company will be able to obtain the financing necessary to manufacture these products directly. In the event the Company continues to perform its current IodoZyme manufacturing activities in-house, additional manufacturing space and equipment may be necessary beyond 1997 as product volume increases.

Dependence Upon Third Parties For Clinicals Development Of Proposed Products. The Company has entered into strategic alliances for the clinical development of certain of its proposed products. There can be no assurance that the Company will be successful in retaining the existing agreements, or be able to obtain satisfactory new agreements with strategic partners in other areas. In addition, there can be no assurance that the interests and motivations of any strategic partner would be or remain consistent with those of the Company or that such partner would successfully perform its obligations.

Accumulated Deficit; Expectation of Future Losses; Need for Additional Financing. At March 31, 1997, the Company had an accumulated deficit of $5,546,130, which deficiency has increased to date. The Company will be required to conduct significant research, development and testing activities which, together with manufacturing, and other general and administrative expenses, are expected to result in operating losses for the foreseeable future. There can be no assurance that the Company will ever have significant revenues or achieve profitable operations. At March 31, 1997, the Company had working capital of $1,503,808. Based on its current operating plan, the Company believes it will have sufficient working capital to fund its operations for the next 12 months. It is not expected that revenues from operations will be sufficient to enable the Company to complete the necessary regulatory approval process for its products currently under development, or if any such approval were obtained, to begin manufacturing or marketing such products on a commercial basis. Given the Company's limited financial resources, the uncertainty of the development effort and the necessity for regulatory approval, there can be no assurance of ultimate success with respect to any product development program or that resulting product, if any, will be commercially successful. Additionally, the Company's limited resources will require substantial support from corporate partners who would ultimately introduce the Company's products into the marketplace. In addition to support from corporate partners, the Company may seek additional financing to fund its operating requirements. There can be no assurance that the Company will be able to obtain such partnering arrangements or financing, or that such partnering arrangements or financing, if available, will be on acceptable terms. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to cease operations or severely limit growth.

Lack of Marketing Experience; Dependence on Outside Parties for Marketing and Distribution; Uncertainty of Market Acceptance of Products and Proposed Products. The marketing and distribution of IodoZyme is conducted by West Agro pursuant to an exclusive marketing and supply agreement with the Company which covers IodoZyme as well as other products which may be developed for use in dairy facilities. The Company intends to rely on similar arrangements with others for the marketing and distribution of its products currently under development, if and when successfully developed and approved by applicable regulatory agencies. This results, and will result, in a lack of control by the Company over some or all of the marketing and distribution of such products. Although the Company has entered into development agreements with parties experienced in the marketing of some of the Company's proposed products, which development agreements contemplate future marketing arrangements, there can be no assurance that the Company will be able to enter into any marketing arrangements for such products, if and when developed, on terms acceptable to the Company or that any marketing efforts undertaken on behalf of the Company will be successful. Although the Company has no present plans to do so, the Company may, in the future, determine to directly market certain of its proposed products. The Company has no marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force. In the event the Company elects to engage in direct marketing activities, there can be no assurance that the Company would be able to obtain the requisite funds or attract and retain the human resources necessary to successfully market any of such products.

         The Company's future growth and profitability will depend, in large part, on the success of its personnel and others conducting marketing efforts on behalf of the Company in fostering acceptance among the various markets of the use of the Company's products as an alternative to other available products or otherwise. The Company's success in marketing its products will be substantially dependent on educating its targeted markets as to the distinctive characteristics and perceived benefits of the Company's products. In this regard, West Agro, which acts as exclusive marketer and distributor of IodoZyme, also markets and distributes products which are directly competitive with IodoZyme. There can be no assurance that the Company's efforts or the efforts of others will be successful or that any of the Company's products or proposed products will be favorably accepted among the targeted markets.

Dependence Upon, and Need for, Key Personnel. The Company does not currently have a President or Chief Executive Officer. The Company is dependent on the services of Dr. Jack H. Kessler, the Chairman of the Board, Executive Vice President, Chief Scientific Officer, Secretary and a principal stockholder of the Company, and Paul C. Desjourdy, Executive Vice President, Chief Financial Officer, Treasurer and a director of the Company. The loss of either of such individuals or a reduction in the time devoted by such persons to the Company's business could have a material adverse effect on the Company's business. The Company has obtained key-person life insurance coverage in the face amount of $1,000,000 for Dr. Kessler naming the Company as beneficiary under such policy. The Company's success also will depend, in large part, on its ability to attract and retain highly qualified scientific and business personnel, competition for which is intense. There can be no assurance that the Company will be able to attract and retain the necessary personnel to implement its business plan.

Intense Competition and Rapid Technological Change. The Company is engaged in rapidly evolving and highly competitive fields. There are many companies, including large pharmaceutical and chemical companies, which have established a significant presence in the markets which the Company's products and proposed products are designed to address. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective and less costly than any products developed or being developed by the Company or which could render the Company's microbicide technology obsolete.

Uncertain Protection of Patents and Proprietary Rights. The Company considers patent protection of its technology to be critical to its business prospects. There can be no assurance that the Company's pending patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial. Furthermore, there can be no assurance that others will not independently develop similar or more advanced technologies or design around aspects of the Company's technology which may be patented, or duplicate the Company's trade secrets. In some cases, the Company may rely on trade secrets to protect its innovations. There can be no assurance that trade secrets will be established, or that secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

Materials Incompatibility. An important aspect of the Company's present and future microbicides is that they must be compatible with the surfaces on which they come in contact. The Company has ceased efforts to develop a microbicide for dental handpieces and renal control units as a result of staining and corrosion caused by required microbicide formulations, and the Company has encountered problems of staining in connection with its efforts to develop a high level disinfectant for flexible endoscopes. The Company continues to investigate the balance between the level of microbicidal efficacy and the need to avoid staining and corrosion. For any proposed inanimate object product applications, staining or corrosion from a microbicide could be sufficient to limit or forestall regulatory approval of such microbicide or, if approved, could adversely affect market acceptance of such microbicide. There can be no assurance that the Company will be successful in overcoming any problems of materials incompatibility.

Potential Product Liability and Lack or Insufficiency of Insurance. The Company's business will expose it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of microbicide products for animal and human use. If available, product liability insurance generally is expensive. The Company currently has product liability insurance in amounts that it believes are adequate to protect it against potential liabilities. However, there can be no assurance to such effect or that the Company will be able to maintain such insurance on acceptable terms. In the event of a successful suit against the Company, a lack or insufficiency of insurance coverage could have a material adverse effect on the Company's business and operations.

Charge to Income in the Event of Release of Restrictions on Shares. In connection with the Company's initial public offering, certain stockholders of the Company agreed to transfer an aggregate of 700,000 shares of Common Stock to the Company if the Company does not attain certain minimum earnings thresholds. In the event the Company attains any of such earnings thresholds, the position of the Securities and Exchange Commission is that the release of these restrictions will be treated as expense to the Company which is nondeductible for income tax purposes. (See "Note E - Capitalization" to the Company's Financial Statements set forth in the Annual Report on Form 10-KSB for the year ended December 31, 1996.) Accordingly, the Company will, in the event of the release of the restrictions, recognize during the period in which the earnings thresholds are met or probable of being met, what could be a substantial one-time charge which would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Although the amount of expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities.

Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Class A Common Stock. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Class A Common Stock, or otherwise dilute the rights of holders of Class A Common Stock and the market price of the Class A Common Stock. To date, the Company has issued 444,444 shares of Preferred Stock which shares are to be converted into a like number of shares of Class A Common Stock prior to the effectiveness of the registration for resale pursuant to the Registration Statement. The Company has no current plans to issue any additional shares of preferred stock.

Possible Volatility of Stock Price. The market prices for securities of emerging and development stage companies in general, and biopharmaceutical companies in particular, have historically been highly volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of products developed by the Company or others, may have a significant adverse impact on the market price of the Company's securities.

Shares Eligible For Future Sale; Outstanding Warrants And Options; Registration Rights. Of the Company's 2,913,234 shares of Class A Common Stock currently outstanding, 1,678,706 shares are "restricted securities," as defined in Rule 144 of the Securities Act. Of the 1,678,706 "restricted securities," 444,444 shares are being registered for resale in the Offering and all 1,678,706 shares of Class A Common Stock are eligible for sale under Rule 144. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. Any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect on the market price of the Common Stock. 456,500 shares of Class A Common Stock issuable upon exercise of stock options have been registered on a registration statement on Form S-8.

   The Company has outstanding (i) Class A Warrants and Class B Warrants which could result in the issuance of 4,372,080 additional shares of Class A Common Stock, and (ii) 456,500 shares of Class A Common Stock issuable upon exercise of options which have been granted under the Company's Option Plans (the "Plans"). In connection with the Company's IPO the Company issued Unit
Purchase   Options  ("UPO")  to  the underwriter of the IPO which UPO's are convertible into 100,000 shares of Class A Common Stock, 100,000 Class A Warrants and 100,000 Class B Warrants. The foregoing options and warrants are likely to be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. In addition, to the extent they are exercised, they will decrease the percentage of the Company owned by the Company's stockholders. While these options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain additional capital. The Company cannot predict the effect, if any, that market sales of Class A Common Stock, the exercise of options or warrants or the availability of such Class A Common Stock for sale will have on the market price prevailing from time to time. In addition, if the exercise price of options or warrants are adjusted downward, such options or warrants may be exercised sooner than otherwise with a resulting increase in the number of shares of Class A Common Stock available for sale on the market.

Possible Delisting of Securities from the NASDAQ System and Possible Market Illiquidity. There can be no assurance that the Company will continue to meet the criteria for continued listing of securities on NASDAQ. In order to qualify for continued listing on the NASDAQ System, a company must, among other things, have at least $2,000,000 in total assets, $1,000,000 in capital and surplus, a minimum bid price of $1.00 per share of common stock, and 100,000 shares in the public float. In addition, the common stock must have at least two registered and active market makers and must be held by at least 300 holders and the market value of its public float must be at least $200,000. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain in NASDAQ if the market value of its public float is at least $1,000,000 and the issuer has capital and surplus of at least $2,000,000. NASSAQ has proposed changes to the criteria for continued listing of securities. These proposed changes are currently being considered by the SEC, and if approved, would make it more difficult for the Company to maintain its NASDAQ listing. Under the proposed criteria, among other things, the Company would have to have net tangible assets (total assets less total liabilities) of at least $2,000,000, a minimum bid price of $1.00 per share of common stock and 500,000 shares in the public float. In addition, the market value of its public float must be at least $1,000,000. At March 31, 1997, the Company's balance sheet reflects total assets of $2,159,279, capital and surplus of $1,730,152 and net tangible assets of $1,610,970. If the Company should become unable to meet the continued listing criteria of NASDAQ and is delisted therefrom, trading, if any, in the Class A Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, an investor would likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. If the Company's securities were delisted from NASDAQ, they may become subject to penny stock restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

Disclosure Relating to Low Priced Securities; Possible Restrictions on Resales of Low Priced Securities and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's securities were removed from NASDAQ (see "Possible Delisting of Securities from the NASDAQ System and Possible Market Illiquidity" above), they may become subject to rule 15g-9 under the Securities Exchange Act of 1934 (the
"1934  Act"),   which imposes  additional  sales practice requirements  on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

         The SEC has adopted regulations which generally define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to any such transaction. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on the NASDAQ SmallCap Market System, are otherwise listed on NASDAQ and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from any such restrictions, the SEC has the authority, pursuant to Section 15(b)(6) of the 1934 Act, to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest.

         If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


No Dividends Anticipated. The Company has never paid any cash dividends on its common stock and does not anticipate the payment of cash dividends in the foreseeable future.

Substantial Influence of the Market Makers. There are a limited number of market makers which currently make a market in the Company's securities and the securities are thinly traded. Consequently, such market makers may exert a dominating influence on the market for such securities. Such market-making activity may be discontinued at any time. The price and liquidity of the Company's securities may be significantly affected by the degree of any current market maker's participation in such market.

                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                         DESCRIPTION OF THE COMMON STOCK

   The Company has authorized 18,750,000 shares of Class A Common Stock, par value $.001 per share and 1,250,000 shares of Class B Common Stock, par value $.001 per share (the Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock"). Upon commencement of the Offering, there were 2,913,234 shares of Class A Common Stock and 15,738 shares of Class B Common Stock outstanding. The holders of the Class A Common Stock are entitled to one vote per share and the holders of the Class B Common Stock are entitled to five vote per share with respect to all matters on which holders of the Common Stock are entitled to vote.

   Holders of the Common Stock have the right to dividends from funds legally available therefor, when, as and if declared by the Board of Directors, are entitled to share ratably in all of the assets of the Company available for distribution to holders of shares of Common Stock and do not have preemptive, subscription, or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock in the Certificate of Incorporation. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

   The Shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions (including, without limitation, equity security exchanges), through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Shares and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, could have an adverse effect on the market price of the Class A Common Stock. There can be no assurance that Selling Stockholders will be able to sell some or all of the Shares listed for sale herein.

   The following table sets forth certain information with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares. There are no material relationships between any of the Selling Stockholders and the Company except as otherwise indicated. Beneficial ownership of the Shares by each Selling Stockholder after the sale will depend on the number of Shares sold by each Selling Stockholder. The Shares offered by the Selling Stockholders are not being underwritten.





                                                                                                Beneficial Ownership After Offering
                              Beneficial Ownership Prior to Offering                                     if Maximum is Sold
                              --------------------------------------            Maximum         -----------------------------------
Name of                                                                       Amount to be
Selling Stockholder           Amount                      Percent(1)             Sold              Amount               Percent
- ------------------          ------                      ----------          ------------         ------               -------

Anthony J. Cantone            600,000(2)                      19.2%              400,000          200,000(2)               6.4%
Jack H. Kessler(3)            480,224(4)                      16.3%               44,444          435,780(4)              14.8%


----------------
(1) Based upon 2,468,790 shares of Class A Common Stock, 15,738 shares of Class B Common Stock and 444,444 shares of Series A Preferred Stock outstanding but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options exercisable within 60 days.
(2) Includes 400,000 shares of Series A Preferred Stock acquired from the Company in an August 1996 private placement for $450,000, which are to be converted upon the effectiveness of the Offering into a like number of Class A Common Stock and 200,000 shares of Class A Common Stock issuable upon exercise of an option which is currently exercisable.
(3) Dr. Kessler is the Chairman of the Board, Executive Vice President, Secretary and Chief Scientific Officer of the Company.
(4) Includes 44,444 shares of Series A Preferred Stock acquired from the Company in an August 1996 private placement for $50,000, which are to be converted upon the effectiveness of the Offering into a like number of Class A Common Stock, 22,222 shares of Class A Common Stock issuable upon exercise of an option which is currently exercisable, and 1,100 shares owned by his minor child.


                                 LEGAL MATTERS

   Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New

York. Irwin M. Rosenthal, a partner of Rubin Baum Levin Constant & Friedman is a Director of the Company and may be deemed to beneficially own 279,892 shares of Common Stock of the Company, of which 277,372 shares of Common Stock are owned of record by Magar, Inc., a privately held corporation of which Mr. Rosenthal is a director, officer and a principal stockholder.

                                    EXPERTS

   The financial statements of the Company included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.


   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                TABLE OF CONTENTS
                                                Page
                                                ----
Available Information..........................
Documents Incorporated by Reference............
Prospectus Summary.............................
Risk Factors...................................
Use of Proceeds................................
Description of The Common Stock................
Selling Stockholders and Plan of Distribution..
Legal Matters..................................
Experts........................................


                              SYMBOLLON CORPORATION

                     444,444 SHARES OF CLASS A COMMON STOCK


                         -----------------------------

                                  PROSPECTUS

                         -----------------------------



                               __________, 1997

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The  following  table sets forth the  expenses  expected  to be  incurred  in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered.


SEC Registration...........................   $   253.20
Printing and Engraving*....................   $ 3,000.00
Legal Fees and Expenses*...................   $ 2,000.00
Accounting Fees*...........................   $ 1,500.00
Miscellaneous*.............................   $   246.80
                                              ----------
      Total................................   $ 7,000.00
                                              ==========
--------------
*    Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), Article TENTH of the Registrant's Certificate of Incorporation, as amended (Exhibit 3.1), Article VIII of the Registrant's By-Laws (Exhibit 3.2) and the Indemnification Agreements entered into with certain of the Registrant's directors and officers (Exhibit 10.6).

   Section 145 of the DGCL generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities with another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed in or not opposed to the best interests of the corporation, and with, respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

   Pursuant to Article NINETH of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's By-Laws, the Registrant shall idemnify, to the fullest extent permitted by the DGCL, any person, including officers and directors, with regard to any action or proceeding.

   The Registrant has entered into an indemnification agreement with its directors and officers. Such agreement provides that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of the Registrant other than an action initiated by a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

   Under such indemnification agreement, the entitlement of a director or officer to indemnification is determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders or the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement is conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification is determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination. The Company currently has $3,000,000 of Director and Officer liability insurance.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17. "Undertakings."

ITEM 16. EXHIBITS.

    (a) Exhibits

3.1 Certificate of Incorporation of the Company; including Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company. (previously filed as an exhibit to Form 10-QSB for the quarter ended September 30, 1996 and incorporated by reference.)

3.2      By-Laws of the Company. (1)

3.3 Agreement of Merger, dated as of August 4, 1993, between the Company and Symbollon Corporation, a Massachusetts corporation, (including Certificate of Merger and other state filings). (1)

4.1 Form of Warrant Agreement among the Company, D.H. Blair Investment Banking Corp. (the "Underwriter") and American Stock Transfer and Trust Company, including forms of Class A and Class B Warrant Certificates. (1)

4.2      Form of Specimen Class A Common Stock Certificate. (1)

4.3 Form of Stock Restriction Agreement among the Company, the Class B Stockholders and the Underwriter. (1)

5.1      Opinion of Rubin Baum Levin Constant & Friedman regarding legality.*

10.1 1993 Stock Option Plan of the Company, as amended. (incorporated by reference to Exhibit A to the Company's 1994 Annual Stockholders Meeting Proxy Statement filed under cover of Schedule 14A dated May 4, 1994.)

10.2 Consulting and Separation Agreement, dated September 24, 1995, between the Company and Dr. James C. Richards. (previously filed as an exhibit to Form 10-KSB for the year ended December 31, 1995 and incorporated by reference.)

10.3 Employment Agreement, dated December 23, 1995, between the Company and Dr. Jack H. Kessler. (previously filed as an exhibit to Form 10-KSB for the year ended December 31, 1995 and incorporated by reference.)

10.4     Lease dated October 1, 1992 between Stanley W. Snider and the Company.
         (1)

10.5 Form of Employment Agreement, effective July 1, 1996, between the Company and Paul C. Desjourdy. (previously filed as an exhibit to Form 10-QSB for the quarter ended June 30, 1996 and incorporated by reference.)

10.6 Form of Indemnification Agreement between the Company and each officer and director of the Company. (1)

10.7 Marketing and Supply Agreement, dated January 11, 1995 between the Company and West Agro. (previously filed as an exhibit to Form 8-K of the Registrant dated January 11, 1995 and incorporated by reference).

10.8 Agreement, dated August 31, 1992 among the Company, Dr. Jack H. Kessler and Dr. Robert Rosenbaum. (1)

10.9 Promissory note dated August 1, 1993 issued by the Company to Dr. Jack Kessler. (1)

10.10 Form of Stock Option Agreement to be entered into between the Company and each option holder. (1)

10.11    Consultant Agreement between Mr. Smith and the Company dated
         March 23, 1994, as amended on September 1, 1995. (previously filed as an exhibit to Form 10-KSB for the year ended December 31, 1995 and incorporated by reference.)

10.12 Consultant Agreement between Dr. Mason and the Company dated June 1, 1994 (previously filed as an exhibit to Form 10-QSB for the quarter ended June 30, 1994 and incorporated by reference).

10.13 1994 Employee Stock Purchase Plan of the Company. (incorporated by reference to Exhibit B to the Company's 1994 Annual Stockholders Meeting Proxy Statement filed under cover of Schedule 14A dated May 4, 1994.)

10.14 1995 Non-Employee Directors' Stock Option Plan of the Company. (previously filed as an exhibit to Form 10-QSB for the quarter ended June 30, 1995 and incorporated by reference.)

10.15 Collaboration and License Agreement, dated May 14, 1996 between the Company and Oclassen Pharmaceuticals, Inc. (previously filed as an exhibit to Form 10-QSB for the quarter ended June 30, 1996 and incorporated by reference.)

10.16 Stock Purchase Agreement, dated August 14, 1996, among the Company, Anthony J. Cantone and Jack H. Kessler. (previously filed as an exhibit to Form 10-QSB for the quarter ended September 30, 1996 and incorporated by reference.)

10.17 Loan and Security Agreement, dated March 26, 1997 between the Company and Silicon Valley Bank (previously filed as an exhibit to Form 10-QSB for the quarter ended March 31, 1997 and incorporated by reference.)

23.1     Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit
         5.1).*

23.2     Consent of Richard A. Eisner & Company, LLP.*

24.1     Power of Attorney (included on signature page hereto).
--------------------------------
*    Previously filed.
(1) Incorporated by reference to the corresponding exhibit number of the Registration Statement on Form SB-2 (Registration No. 33-68828) filed on November 24, 1993 and declared effective on December 7, 1993.


     (b) Financial Statement Schedules

   All schedules have been omitted because they are not required or not material or because the required information is included in the financial statements included elsewhere herein.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sudbury, Commonwealth of Massachusetts, on May 16, 1997.

                              SYMBOLLON CORPORATION
                                 (Registrant)


                              By:   /s/ PAUL C. DESJOURDY
                                 --------------------------------------------
                                 Executive Vice President and Chief Financial
                                 Officer



                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Paul C. Desjourdy and Jack H. Kessler and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                       Title                              Date
     ---------                       -----                              ----
 /s/ Jack H. Kessler          Executive Vice-President,             May 16, 1997
------------------------      Chief Scientific Officer,
     Jack H. Kessler          Secretary and Chairman
                              of the Board of Directors
                              (Principal Executive Officer)

 /s/ Paul C. Desjourdy        Executive Vice President              May 16, 1997
-------------------------     Treasurer, Chief Financial
     Paul C. Desjourdy        Officer, and Director (Principal
                              Financial and Accounting Officer)

 /s/ Paul C. Desjourdy        Director                              May 16, 1997
-------------------------
   Attorney-In-Fact for
     Stuart M. Paley

 /s/ Paul C. Desjourdy        Director                              May 16, 1997
-------------------------
   Attorney-In-Fact for
     Edward A. Mason

 /s/ Paul C. Desjourdy        Director                              May 16, 1997
-------------------------
   Attorney-In-Fact for
     James C. Richards

                              Director                              May   , 1997
--------------------------
     Irwin M. Rosenthal